As filed with the Securities and Exchange Commission on February 17, 2006
Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CHASE CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	11-1797126
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

26 Summer Street
Bridgewater, Massachusetts 02324

(Address of registrant’s principal executive offices)

Chase Corporation 2005 Incentive Plan

(Full title of the plan)

Peter R. Chase

Chase Corporation

26 Summer Street

Bridgewater, Massachusetts 02324

(617) 848-2810

(Name, address and telephone number of agent for service)

with a copy to:

Eugene W. McDermott, Jr., Esq.

Edwards Angell Palmer & Dodge LLP

2800 Financial Plaza

Providence, Rhode Island 02903-2499

(401) 274-9200

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $.10 par value	500,000	$15.25	$7,625,000	$815.88

(1)           Represents 500,000 shares underlying awards that may be granted under the Chase Corporation 2005 Incentive Plan. Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of additional shares as may become issuable under the Chase Corporation 2005 Incentive Plan in connection with share splits, share dividends or similar transactions.

(2)           These figures are estimates made solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended. The registration fee has been calculated in accordance with Rule 457(h) based upon the average of the high and low prices for shares of the Registrant on the American Stock Exchange on February 13, 2006.

INTRODUCTION

This Registration Statement on Form S-8 is filed by Chase Corporation, a Massachusetts corporation (the “Company” or “Registrant”), relating to 500,000 shares of its common stock, $.10 par value per share (the “Common Stock”), issuable to eligible persons under the Chase Corporation 2005 Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.

Not filed as part of this Registration Statement pursuant to Note to Part I of Form S-8.

Item 2.    Registrant Information and Employee Plan Annual Information.

Not filed as part of this Registration Statement pursuant to Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents, which the Registrant has filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), are incorporated in this Registration Statement by reference:

(1)           The Registrant’s Annual Report on Form 10-K filed with the Commission on November 23, 2005, for the fiscal year ended August 31, 2005;

(2)           The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2005 filed with the Commission on January 17, 2006; and

(3)           The description of the Registrant’s Common Stock incorporated by reference in the Registrant’s registration statement on Form 8-A (file number 001-09852), filed on October 26, 1995, including any amendments or reports filed for the purpose of updating such description.

All documents filed with the Commission by the Registrant pursuant to Sections 13, 14 or 15 (d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and made a part hereof from the date of filing of such documents (but excluding information furnished in filings made under Items 2.02 or 7.01 of Form 8-K or any successor items thereto).

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Section 67 of chapter 156B of the Massachusetts Business Corporation Law grants the Company the power to indemnify any director, officer, employee or agent, to whatever extent permitted by the Company’s Articles of Organization, Bylaws or a vote adopted by the holders of a majority of the shares entitled to vote thereon, if such indemnitee acted (a) in good faith in the reasonable belief that his action was in the best interests of the corporation or (b) to the extent that the matter for which indemnification is sought relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan. Such indemnification may include payment by the Company of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification under the statute.

Article X of the Company’s Bylaws provides that the Company shall, to the extent legally permissible, indemnify each person who may serve or who has served at any time as a director or officer of the Company or of any of its subsidiaries, or who at the request of the Company may serve or at any time has served as a director, officer or trustee of, or in a similar capacity with, another organization or an employee benefit plan, against all expenses and liabilities (including counsel fees, judgments, fines, excise taxes, penalties and amounts payable in settlements) reasonably incurred by or imposed upon such person in connection with any threatened, pending or completed action, suit or other proceeding, whether civil, criminal, administrative or investigative, in which he may become involved by reason of his serving or having served in such capacity (other than a proceeding voluntarily initiated by such person unless he is successful on the merits, the proceeding was authorized by the Company or the proceeding seeks a declaratory judgment regarding his own conduct). Such indemnification shall include payment by the Company of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification under Article X, which undertaking may be accepted without regard to the financial ability of such person to make repayment.

The indemnification provided for in Article X is a contract right inuring to the benefit of the directors, officers and others entitled to indemnification. In addition, the indemnification is expressly not exclusive of any other rights to which such director, officer or other person may be entitled by contract or otherwise under law, and inures to the benefit of the heirs, executors and administrators of such a person.

Section 13(b)(1 1/2) of chapter 156B of the Massachusetts Business Corporation Law provides that a corporation may, in its Articles of Organization, eliminate the personal liability of directors to the corporation and its stockholders for monetary damages for breach of fiduciary duty as a director, except in circumstances involving (i) a breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) loans to insiders and unauthorized distributions, and (iv) transactions from which the director derived an improper personal benefit. Article VI(e) of the Company’s Articles of Organization provides that no director shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent that such exculpation is not permitted under the Massachusetts Business Corporation Law as in effect when such liability is determined.

The Company maintains an indemnification insurance policy that covers all directors and officers of the Company.

Item 7.    Exemption From Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit Number	Description of Exhibit

4	Chase Corporation 2005 Incentive Plan (incorporated by reference to Exhibit 10.1 to Registrant’s Form 8-K filed on February 9, 2006)

5	Opinion of Edwards Angell Palmer & Dodge LLP, counsel to Registrant

23.1	Consent of PricewaterhouseCoopers LLP (independent auditors)

23.2	Consent of Livingston & Haynes P.C. (independent auditors)

23.3	Consent of Edwards Angell Palmer & Dodge LLP (included in Exhibit 5)

24	Power of Attorney (included on signature pages to this Registration Statement)

Item 9.    Undertakings.

(a)           The Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)   To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to its Bylaws, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWERS OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized in the city of Bridgewater, Commonwealth of Massachusetts, on February 16, 2006.

CHASE CORPORATION

By	/s/	Peter R. Chase
Peter R. Chase
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter R. Chase and George M. Hughes, or either of them acting alone, his true and lawful attorney-in-fact and agent with full power of substitution and revocation, for him and in his name, place and stead, in any and all capabilities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Peter R. Chase	Chairman, Chief Executive Officer and Director	February 16, 2006
Peter R. Chase	(Principal Executive Officer & Principal Financial and Accounting Officer)

/s/ Mary Claire Chase	Director	February 16,
Mary Claire Chase		2006

/s/ William H. Dykstra	Director	February 16,
William H. Dykstra		2006

/s/ Lewis P. Gack	Director	February 16,
Lewis P. Gack		2006

/s/ Edward F. Hines, Jr.	Director	February 16,
Edward F. Hines, Jr.		2006

/s/ George M. Hughes	Director	February 16,
George M. Hughes		2006

/s/ Ronald Levy	Director	February 16,
Ronald Levy		2006

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

4	Chase Corporation 2005 Incentive Plan (incorporated by reference to Exhibit 10.1 to Registrant’s Form 8-K filed on February 9, 2006)

5	Opinion of Edwards Angell Palmer & Dodge LLP, counsel to Registrant

23.1	Consent of PricewaterhouseCoopers LLP (independent auditors)

23.2	Consent of Livingston & Haynes P.C. (independent auditors)

23.3	Consent of Edwards Angell Palmer & Dodge LLP (included in Exhibit 5)

24	Power of Attorney (included on signature pages to this Registration Statement)